UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 14, 2003

SOHU.COM INC.

(Exact name of registrant as specified in its charter)

Delaware	0-30961	98-0204667
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7 Jianguomen Nei Avenue

Bright China Chang An Building

Tower 2, Room 1519

Beijing 100005

People’s Republic of China

(011) 8610-6510-2160

(Address, including zip code, of registrant’s principal executive offices and registrant’s telephone number, including area code)

Item 5. Other Events and Required FD Disclosure

On July 14, 2003, Sohu.com Inc. completed its sale of zero coupon convertible senior notes due 2023 in a private offering, which offering resulted in net proceeds to the company of approximately $87,750,000. The notes were issued pursuant to an Indenture, dated as of July 14, 2003, between Sohu.com Inc. and The Bank of New York.

The notes and the shares of common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. Sohu has agreed in a Registration Rights Agreement, dated as of July 14, 2003, by and between Sohu and Merrill Lynch, Pierce, Fenner & Smith Incorporated, for the benefit of the holders of the notes, to file with the Securities and Exchange Commission a registration statement covering resales of the notes and the shares of common stock issuable upon conversion of the notes. A copy of the Registration Rights Agreement is filed as Exhibit 4.2 to this report.

On July 15, 2003, Sohu issued a press release announcing the completion of the offering of US$90 million principal amount of zero coupon convertible senior notes due 2023. A copy of the press release is attached to this report as Exhibit 99.1 and is hereby incorporated by reference.

Item 7.	Financial Statements and Exhibits

(a)	Exhibits.

4.1	Indenture, dated as of July 14, 2003, between Sohu.com Inc. and The Bank of New York.

4.2	Registration Rights Agreement, dated as of July 14, 2003, by and between Sohu.com Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

99.1	Press Release issued by Sohu.com Inc. on July 15, 2003, announcing the completion of the zero coupon convertible senior note offering.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOHU.COM INC.

DATED: July 16, 2003

By:	/s/ DEREK PALASCHUK
Derek Palaschuk
Senior Vice President and Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description

4.1	Indenture, dated as of July 14, 2003, between Sohu.com Inc. and The Bank of New York

4.2	Registration Rights Agreement, dated as of July 14, 2003, by and between Sohu.com Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated

99.1	Press Release issued by Sohu.com Inc. on July 15, 2003, announcing the completion of the zero coupon convertible senior note offering

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